Exhibit 99.1

CONTACT: Connie Hamblin                      RELEASE:  January 26, 2006
         (616) 772-1800

                GENTEX REPORTS RECORD REVENUES FOR FOURTH QUARTER

         ZEELAND, Michigan, January 26, 2006 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported revenues and net income for the fourth quarter and year ended December 31, 2005.

         The Company reported record revenues for the fourth quarter of 2005 of $138.3 million, a 10 percent increase over revenues of $126.2 million reported in the fourth quarter last year. Fourth quarter net income of $29.6 million increased by three percent compared with net income of $28.6 million in the comparable 2004 quarter. Earnings per diluted share were 19 cents in the fourth quarter of 2005 compared with 18 cents in the fourth quarter of 2004. All per share data reflects the two-for-one stock split effected in the form of a 100 percent common stock dividend that became effective on May 9, 2005.

         For calendar year 2005, the Company posted net income of $109.5 million on revenues of $536.5 million, compared with net income of $112.7 million on revenues of $505.7 million for calendar year 2004. Earnings per diluted share were 70 cents for calendar year 2005 compared with 72 cents for calendar 2004.

         "2005 will go down as a year of significant accomplishments and challenges for Gentex," said Gentex Executive Vice President Garth Deur. "Not only did we continue to grow our business despite a challenging automotive environment, but we also introduced a number of new product and manufacturing process technologies."

         Mirror unit shipments in North America in the fourth quarter increased by seven percent while light vehicle production in that market increased by four percent. The increase in unit shipments in North America was primarily due to higher shipments to European and Asian transplant automakers, partially offset by lower-than-forecasted production of SUVs at certain North American automakers. Unit shipments to offshore automakers increased by 17 percent during the quarter, primarily due to increased shipments to European automakers. Light vehicle production declined by one percent in Europe and increased by six percent in the Japanese and Korean markets in the fourth quarter of 2005 compared with the same quarter last year.

         The Company reported a lower-than-expected sequential gross margin in the fourth quarter, which was primarily attributable to lower than forecasted sales, a full quarter's worth of the annual customer price reductions that became effective in the third quarter, and not achieving improvements in manufacturing processes that would have offset these factors.

         "The start-up challenges on certain production lines are taking longer to work through than the Company previously anticipated and these issues are making it more difficult for the Company to offset ongoing customer price reductions," said Deur. "As we indicated last quarter, our people are working relentlessly to make the required improvements, and we may have been a bit too optimistic about how quickly some of the issues could be addressed."

         Total auto-dimming mirror unit shipments for the fourth quarter of 2005 increased by 12 percent to 3,247,000 units, compared with 2,900,000 units for the same quarter in 2004. Total automotive revenues in the fourth quarter of 2005 increased by ten percent to $133.0 million, compared with the same quarter last year.
         Total auto-dimming mirror unit shipments for calendar year 2005 increased by eight percent to 12,570,000 units, compared with 11,640,000 units for calendar year 2004. Total automotive revenues increased by six percent for calendar year 2005 to $512.8 million, compared with the same period in 2004.

         For calendar year 2005, auto-dimming mirror unit shipments in North America increased by four percent compared with calendar year 2004, while light vehicle production was flat for the year. Mirror unit shipments to offshore customers increased by 12 percent in calendar year 2005, compared with calendar year 2004. During calendar year 2005, light vehicle production was flat in Europe and increased by five percent in the Japanese and Korean markets, compared with calendar year 2004.

         For the first quarter of 2006, and for calendar year 2006, the Company estimates that the growth in mirror unit shipments will be approximately ten percent higher than comparable periods in 2005. This estimate is based on CSM's light vehicle production forecast for calendar year 2006 of 15.8 million vehicle units in North America, 19.9 million units in Europe and 13.7 million units in Japan and Korea.

         Revenues in the Company's Fire Protection Products Group increased by three percent in the fourth quarter of 2005 to $5.3 million, compared with the fourth quarter last year. For calendar year 2005, fire protection revenues increased by five percent to $23.7 million.

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy and the Company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements (e.g. unit shipment growth estimates). These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in international markets, the pace of automotive production worldwide, the types of products purchased by customers, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain products, and other risks identified in the Company's filings with the Securities and Exchange Commission. Therefore actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

         A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. Eastern today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

         Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 95 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                  Three Months Ended                      Year Ended
                                                     December 31,                        December 31,
                                           ---------------------------------   ---------------------------------
                                                2005              2004              2005              2004
                                           ---------------   ---------------   ---------------   ---------------
Net Sales                                  $   138,342,912   $   126,235,803   $   536,483,974   $   505,666,335

Costs and Expenses
  Cost of Goods Sold                            88,517,406        75,531,914       337,843,632       297,920,747
  Engineering, Research & Development            9,143,355         8,085,679        35,059,401        30,833,627
  Selling, General & Administrative              6,673,179         6,670,249        27,286,404        26,845,748
  Other Expense (Income)                        (9,227,700)       (5,849,457)      (23,599,974)      (15,666,305)
                                           ---------------   ---------------   ---------------   ---------------
Total Costs and Expenses                        95,106,240        84,438,385       376,589,463       339,933,817
                                           ---------------   ---------------   ---------------   ---------------
Income Before Income Taxes                      43,236,672        41,797,418       159,894,511       165,732,518

Provision for Income Taxes                      13,619,000        13,166,000        50,367,000        53,076,000
                                           ---------------   ---------------   ---------------   ---------------
Net Income                                 $    29,617,672   $    28,631,418   $   109,527,511   $   112,656,518
                                           ===============   ===============   ===============   ===============
Earnings Per Share
  Basic                                    $          0.19   $          0.18   $          0.70   $          0.73
  Diluted                                  $          0.19   $          0.18   $          0.70   $          0.72
Weighted Average Shares:
  Basic                                        155,067,076       154,884,958       155,438,834       154,321,342
  Diluted                                      156,681,350       156,532,280       157,030,624       156,721,232

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   Dec 31,          Dec 31,
                                                    2005             2004
                                               --------------   --------------
ASSETS
Cash and Short-Term Investments                $  507,013,621   $  494,880,260
Other Current Assets                              111,973,906       97,728,834
                                               --------------   --------------
Total Current Assets                              618,987,527      592,609,094

Plant and Equipment - Net                         164,030,341      135,649,119
Long-Term Investments and Other
Assets                                            139,627,934      128,601,215
                                               --------------   --------------
Total Assets                                   $  922,645,802   $  856,859,428
                                               ==============   ==============
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                            $   58,088,259   $   50,856,258
Long-Term Debt                                              0                0
Deferred Income Taxes                              22,962,168       22,723,198
Shareholders' Investment                          841,595,375      783,279,972
                                               --------------   --------------
Total Liabilities & Shareholders' Investment   $  922,645,802   $  856,859,428
                                               ==============   ==============

Note: All earnings per share amounts and weighted daily average shares outstanding reflect the 2-for-1 stock split effected in the form of a 100% common stock dividend effective on May 9, 2005.

                       AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                   (Thousands)

                            FOURTH QUARTER                    YEAR ENDED
                          ENDED DECEMBER 31,                  DECEMBER 31,
                         -------------------              -------------------
                           2005       2004     % CHANGE     2005       2004     % CHANGE
                         --------   --------   --------   --------   --------   --------
Domestic Interior           1,087        986         10%     4,198      3,996          5%
Domestic Exterior             446        443          1%     1,797      1,754          3%
Total Domestic Units        1,533      1,429          7%     5,995      5,750          4%

Foreign Interior            1,199      1,106          8%     4,726      4,367          8%
Foreign Exterior              515        366         41%     1,849      1,523         21%
Total Foreign Units         1,713      1,471         17%     6,575      5,890         12%

Total Interior Mirrors      2,286      2,091          9%     8,924      8,363          7%
Total Exterior Mirrors        961        809         19%     3,646      3,277         11%
Total Mirror Units          3,247      2,900         12%    12,570     11,640          8%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.